EXHIBIT 54

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this amendment to Schedule 13D. This Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement.

Date: February 9, 2024

MA 1994 B SHARES, L.P.

MA 1994 B SHARES, INC.

MICKY ARISON

ARTSFARE 2005 TRUST NO. 2

NICKEL 2015-94 B TRUST

By:	/s/ Richard L. Kohan
Richard L. Kohan, Attorney-in-fact

KLR, LLC

By:	/s/ Richard L. Kohan
Richard L. Kohan, President

VERUS PROTECTOR, LLC

By:	/s/ Richard L. Kohan
Richard L. Kohan, President

BESSEMER TRUST COMPANY OF DELAWARE, N.A.

By:	/s/ George Kern
George Kern, Chief Executive Officer and President